                                                                  Exhibit 10(c)


                                                                 CONFORMED COPY

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                        POST-CLOSING COVENANTS AGREEMENT

                         dated as of December 6, 1996,

                                     among

                      ROCKWELL INTERNATIONAL CORPORATION,

                               THE BOEING COMPANY

                                BOEING NA, INC.

                                      and

                     NEW ROCKWELL INTERNATIONAL CORPORATION



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



                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
                                   ARTICLE I

                                  DEFINITIONS

 1.1. Definitions .........................................          2


                                   ARTICLE II

                                 INDEMNIFICATION

 2.1.  Indemnification by Newco ...........................          3
 2.2.  Indemnification by the Company .....................          6
 2.3.  Procedures Relating to Indemnification .............          7
 2.4.  Certain Limitations ................................         12
 2.5.  Limitation on Newco's Indemnification
       Obligation under Section 2.1(a)(iv) ................         13
 2.6.  Exclusivity of Tax Allocation Agreement ............         14


                                   ARTICLE III

                                OTHER AGREEMENTS

 3.1.  Transfer Taxes .....................................         15
 3.2.  Conduct of Environmental Insurance Coverage
          Claims .........................................          15
 3.3.  Agreements with Respect to Acquiror Common
          Stock Received by Newco Savings Plans ...........         17
 3.4.  Transitional Arrangements ..........................         18
 3.5.  Insurance ..........................................         18
 3.6.  DOE Contracts ......................................         19
 3.7.  Reorganization Expenses ............................         19
 3.8.  Conduct of Health Care Claims Audit ................         19
 3.9.  Guaranty of Acquiror ...............................         21
3.10.  Payments Adjustments to Contribution ...............         21

                                   ARTICLE IV

                           MISCELLANEOUS AND GENERAL



 4.1.  Modification or Amendment ..........................          22
 4.2.  Waiver; Remedies ...................................          22
 4.3.  Counterparts .......................................          22
 4.4.  Governing Law ......................................          22
 4.5.  Notices ............................................          22
 4.6.  Entire Agreement ...................................          23
 4.7.  Certain Obligations ................................          23
 4.8.  Assignment .........................................          23
 4.9.  Captions ............................................         24
4.10.  Severability .......................................          24
4.11.  No Third Party Beneficiaries .......................          24
4.12.  Consent to Jurisdiction ............................          24

          POST-CLOSING COVENANTS AGREEMENT dated as of December 6, 1996 (this "Agreement"), among ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), THE BOEING COMPANY, a Delaware corporation ("Acquiror"), BOEING NA, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), and NEW ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation ("Newco").

                             W I T N E S S E T H :

          WHEREAS, the Company, Acquiror and Sub have entered into an Agreement and Plan of Merger dated as of July 31, 1996 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company;

          WHEREAS, the Board of Directors of the Company has approved an agreement and plan of distribution in the form attached as Annex A to the Merger Agreement (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined in the Merger Agreement), pursuant to which (a) all the assets of the Company, other than the Retained Assets (as defined in the Distribution Agreement), will be contributed to Newco and/or to one or more of the Operating Subsidiaries (as defined in the Distribution Agreement) and all of the liabilities of the Company, other than the Retained Liabilities (as defined in the Distribution Agreement), will be assumed by Newco and/or by one or more of the Operating Subsidiaries, all as provided in the Distribution Agreement (the "Contribution"), and (b) all of the issued and outstanding shares of Common Stock, par value $1.00 per share, of Newco ("Newco Common Stock") and Class A Common Stock, par value $1.00 per share, of Newco ("Newco Class A Common Stock"), in each case with the associated Rights, will be distributed on a pro rata basis to the Company's stockholders as provided in the Distribution Agreement (the "Distribution");

          WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger;

          WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Distribution Agreement to consummate the Distribution; and

          WHEREAS, the parties to this Agreement have determined that it is necessary and desirable to set forth certain agreements that will govern certain matters that may arise following the Contribution, the Distribution and the Merger.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Distribution Agreement, as the case may be. As used in this Agreement, the following terms shall have the following respective meanings:

          "Acquiror Indemnitees" shall mean Acquiror, each Affiliate of Acquiror, including any of its direct or indirect Subsidiaries (including, after the Effective Time, the Retained Companies), and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

          "Environmental Law" shall have the meaning ascribed thereto in the Distribution Agreement.

          "Environmental Proceeding" means any judicial, administrative or regulatory proceeding (including, without limitation, any investigation or inquiry) by or before any Governmental Entity that has been instituted or commenced against an Acquiror Indemnitee by a party other than an Acquiror Indemnitee based on a violation of, or to enforce compliance with, any Environmental Law.

          "Filings" shall mean the Registration Statements, the Proxy Statement-Prospectus, the Form 8-A and any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the

Reorganization Agreements, or any preliminary or final form thereof or any amendment or supplement thereto.

          "Indemnifiable Losses" shall mean, subject to Section 2.4, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims (as defined in Section 2.3(a)), including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights hereunder, suffered by an Indemnitee.

          "Indemnitee" shall mean any of the Acquiror Indemnitees or the Newco Indemnitees who or which may seek indemnification under this Agreement.

          "Newco Indemnitees" shall mean Newco, each Affiliate of Newco, including any of its direct or indirect Subsidiaries, and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

                                   ARTICLE II

                                INDEMNIFICATION

          2.1. Indemnification by Newco. (a) Except as otherwise specifically provided in any Reorganization Agreement and subject to the provisions of this
Article II, Newco shall indemnify, defend and hold harmless the Acquiror Indemnitees from and against, and pay or reimburse the Acquiror Indemnitees for, all Indemnifiable Losses, as incurred:

               (i) relating to or arising from the Contributed Assets or the Assumed Liabilities, including without limitation the Special Liabilities (including the failure by Newco or any member of the Newco Group to pay, perform or otherwise discharge such Assumed Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time;

               (ii) arising from or based upon any untrue statement or alleged untrue statement of a material fact contained in any of the Filings or in the Consent Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by the Company relating to the Newco Group or the Company contained in or omitted from the Filings or the Consent Statement;

               (iii) relating to or arising from the breach by any member of the Newco Group of any agreement or covenant contained in a Reorganization Agreement which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time;

               (iv) relating to or arising from any breach of or inaccuracy in any representation or warranty of the Company contained in the Merger Agreement;

               (v) relating to or arising from any Preexisting Environmental Condition relating to the Aerospace Business, the Defense Business or the Additional Retained Facilities;

               (vi) relating to or arising from any actual or alleged criminal violation of any law, rule or regulation of any Governmental Entity by the Company or any of its Subsidiaries or any director, officer, employee or agent of the Company or any of its Subsidiaries ("Criminal Matters") occurring or alleged to have occurred prior to the Time of Contribution;

               (vii) relating to or arising from any breach of any covenant or agreement of the Company contained in the Merger Agreement assumed by Newco pursuant to the Distribution Agreement;

               (viii) relating to or arising from any claim that the execution, delivery or performance by the Company of each Reorganization Agreement to which it is or will be a party or the consummation of the transactions contemplated thereby results in a violation or breach of, or constitutes a default or impermissible transfer under, or gives rise to any right of termination, first refusal or consent under or gives rise to any right of amendment, cancellation or acceleration of any material benefit under, any Designated Contract listed on Schedule 2.1(a)(viii);

               (ix) relating to or arising from fines and penalties and reasonable attorneys' and accountants' fees and expenses in connection with any of the alleged safety violations or alleged improper storage and/or disposal of hazardous waste claims referred to in item 5(a) of
     Section 4.1(n) of the Company Disclosure Schedule pertaining to the explosion at Santa Susana, California in 1994; or

               (x) incurred in connection with the enforcement by the Acquiror Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

          (b) RAN Contract. The Retained Assets include a Contract (Contract R1000) (the "RAN Contract") between Rockwell Australia Limited and the Australian Submarine Corporation. Newco shall indemnify, defend and hold harmless the Acquiror Indemnitees for 80% of any decrease in the profit before tax realized by Rockwell Australia Limited on the RAN Contract below 40.0 million Australian dollars (A$40,000,000) as well as 80% of any loss in respect of the RAN Contract. Likewise, the Company shall pay to Newco 80% of any increase in the profit before tax realized by Rockwell Australia Limited on the RAN Contract above 40.0 million Australian dollars (A$40,000,000). The determination of profit before tax or loss for purposes of this Section 2.1(b) shall be based upon the next quarterly Estimate at Completion ("EAC") for the RAN Contract prepared after expiration of three (3) years from the Effective Time. The determination of Rockwell Australia Limited's profit before tax or loss shall be determined by the Company using the same accounting methods, policies, practices, procedures, classifications, judgments, estimation methodologies and accounting standards as were utilized in the preparation of the Retained Business Audited Financial Statements. All payments made pursuant to this Section 2.1(b) shall be computed on a tax-effected basis to take into account the benefit of any reduction, or detriment of any increase, in Taxes payable by Rockwell Australia Limited attributable to the decrease in the profit before tax (including any loss) or increase in the profit before tax realized by Rockwell Australia Limited below or above

A$40,000,000. All determinations of the amount (and timing) of any such benefit or detriment shall be determined using principles analogous to those contained in Section 6.6 of the Tax Allocation Agreement, and all payments made pursuant to this Section 2.1(b) shall be governed by Section 2.3 of this Agreement and by Section 6.6(a) of the Tax Allocation Agreement. The obligations of Newco and the Company to pay the amounts set forth in this Section 2.1(b) shall be determined without regard to the acts or omissions of the Company or any Subsidiary with respect to performance of the RAN Contract prior to, at or after the Effective Time. The Company will provide Newco with copies of all quarterly EAC's in respect of the RAN Contract and access to such books and records (including but not limited to accountants' work papers) and personnel familiar with the RAN Contract and the accounting therefor as Newco shall reasonably request. To the extent Newco disputes the EAC, the designees of the chief financial officers of Acquiror and Newco shall attempt a good faith resolution of such dispute. To the extent not so resolved within 90 days following Newco's receipt of the determination of such profit or loss, such dispute will be referred for resolution to the chief financial officers of Acquiror and Newco, and failing their resolution of such dispute within 90 days after such referral, to the chief executive officers of Acquiror and Newco. To the extent the dispute is not so resolved within 90 days following such referral, Acquiror and Newco will submit such dispute to mediation using the procedures of the Center for Public Resources, before commencing litigation to resolve such dispute.

          2.2. Indemnification by the Company. Except as otherwise specifically provided in any Reorganization Agreement and subject to the provisions of this
Article II, the Company shall indemnify, defend and hold harmless the Newco Indemnitees from and against, and pay or reimburse the Newco Indemnitees for, all Indemnifiable Losses, as incurred:

               (i) relating to or arising from the Retained Assets or the Retained Liabilities (including the failure by the Company or any member of the Company Group to pay, perform or otherwise discharge such Retained Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time;

               (ii) arising from or based upon any untrue statement or alleged untrue statement of a material fact contained in any of the Filings or in the Consent Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Acquiror relating to Acquiror or any of its Subsidiaries other than the Company Group contained in or omitted from the Filings or the Consent Statement;

               (iii) relating to or arising from the breach by Acquiror or any member of the Company Group of any agreement or covenant contained in a Reorganization Agreement (other than, in the case of the Company Group, an agreement or covenant contained in the Merger Agreement assumed by Newco pursuant to the Distribution Agreement) which does not by its express terms expire at the Effective Time or which is not by its express terms required to be performed prior to the Effective Time; or

               (iv) incurred in connection with the enforcement by the Newco Indemnitees of their rights to be indemnified, defended and held harmless under this Agreement.

          2.3. Procedures Relating to Indemnification. (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 business days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice); and provided further, however, that with respect to any matter for which Newco is the indemnifying party, Newco shall be deemed to have received notice with respect to all matters by or against any member of the Company Group that were concluded or initiated prior to, or otherwise pending at, the Time of Contribution. After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee; provided, however, that in case of a claim made by any person against an Indemnitee relating to a Special Liability (a "Special Liability Claim"), Newco (at Newco's expense) shall assume the defense thereof with counsel selected by Newco. Should the indemnifying party so elect (or, in the case of a Special Liability Claim, be obligated) to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal expenses subsequently incurred (or, in the case of a Special Liability Claim, incurred) by the Indemnitee in connection with the defense thereof (unless, in case of a Special Liability Claim, Newco breaches its obligation to assume the defense thereof). If the indemnifying party assumes (or, in the case of a Special Liability Claim, is obligated to assume) such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed (or, in the case of a Special Liability Claim, is in breach of its obligation to assume) the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses (or, in the case of a Special Liability Claim, is obligated) to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention in accordance with the Distribution Agreement and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses (or, in the case of a Special Liability Claim, is obligated) to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement (w) that provides for injunctive or other nonmonetary relief affecting the Indemnitee, (x) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim, (y) in the case of a Criminal Matter or (z) that involves an allegation of conduct which could result in the suspension or debarment of the Indemnitee from contracting with the United States Government. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, Newco shall be solely responsible for, and shall pay directly, the fees and expenses of its counsel in connection with any Special Liability Claim and shall reimburse the Company on a monthly basis for any support or other services provided at Newco's request in respect of any Special Liability Claim in an amount equal to the Company's costs thereof determined in accordance with the cost accounting standards applicable to Government Contracts.

          (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any Indemnitee so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. Any notice pursuant to this Section 2.3(c) shall contain a statement, in prominent and conspicuous type, that if the indemnifying party does not dispute its liability to the Indemnitee with respect to the claim made in such notice by notice to the Indemnitee prior to the expiration of a 30-calendar-day period following the indemnifying party's receipt of the second notice of such claim, the claim shall be conclusively deemed a liability of the indemnifying party. If the Indemnitee has provided the indemnifying party two such notices not less than 30 days apart and the indemnifying party does not notify the Indemnitee prior to the expiration of a 30-calendar-day period following its receipt of the second such notice that the indemnifying party disputes its liability to the Indemnitee under this Agreement, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the indemnifying party under this Agreement and the indemnifying party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          (d) Unless the Company or the appropriate Retained Subsidiary shall have made a good faith determination that a particular Indemnifiable Loss relating to or arising from a Preexisting Environmental Condition is not eligible for treatment as an allowable overhead cost or other allowable cost (in which case, the Company or the appropriate Retained Subsidiary may request Newco to indemnify, defend and hold it harmless without complying with the following additional procedures), Newco shall have no obligation to indemnify, defend or hold harmless any Acquiror Indemnitee hereunder in respect of an Indemnifiable Loss arising from or relating to a Preexisting Environmental Condition unless (i) the Company or the appropriate Retained Subsidiary has submitted a claim for such Indemnifiable Loss as an allowable overhead cost or other allowable cost in connection with relevant Government Contracts and used its reasonable best efforts to obtain a favorable determination of such claim, (ii) such claim has been disallowed based on an act or omission by the Company or any of its Subsidiaries prior to the Effective Time,
(iii) the Company or the appropriate Retained Subsidiary has given Newco timely notice of such disallowance and (iv) Newco has been permitted, at its own expense, to direct and control the appeal of such disallowance until finally determined pursuant to one or more final and nonappealable orders, decrees or judgments or by one or more settlement agreements approved by Newco and the Company, such approval not to be unreasonably withheld by the Company.

          Notwithstanding anything in this Agreement to the contrary, Indemnifiable Losses relating to or arising from Preexisting Environmental Conditions shall be limited to costs and expenses of containing, removing, responding to, remediating, cleaning-up and abating Preexisting Environmental Conditions, natural resource damage claims, penalties and fines, and any administrative oversight costs incurred by any Governmental Entity actually paid by an Acquiror Indemnitee following the Time of Contribution relating to or arising from the presence, use, treatment, Release or threatened Release of any Hazardous Substance on or originating from a facility of the Retained Business prior to the Time of Contribution, provided that any such containment, removal, response, remediation, clean-up or abatement shall be (i) required by an enforcement order or decree entered by a Governmental Entity as a result of an Environmental Proceeding; (ii) necessary to comply with an Environmental Law in response to an Environmental Proceeding or threatened Environmental Proceeding; or (iii) in response to a condition which in the Company's reasonable judgment is likely to result in an Environmental Proceeding if no responsive action is taken. The costs and expenses for which Newco shall be obligated to indemnify, defend and hold harmless the Acquiror Indemnitees shall be limited to those costs and expenses which are necessary to achieve compliance with the minimum requirements of Environmental Law based upon a reasonable low cost approach under the circumstances. Without prejudice to the rights and obligations of the parties under Section 2.3(a), (b) or (c), the Company shall provide Newco with all information reasonably requested by Newco to allow Newco to evaluate all proposed responsive actions in connection with any Preexisting Environmental Condition. Newco shall have no obligation to indemnify, defend or hold harmless an Acquiror Indemnitee in respect of any Preexisting Environmental Condition for (i) any cost or expense incurred in connection with the normal, day-to-day operation, including maintenance, of the facilities of the Retained Business (except for groundwater monitoring costs or other maintenance expenses related to any investigation or remediation), and including any discharges pursuant to, and any closure or post-closure obligations under any permit or authorization granted by a Governmental Entity unless such post-closure obligation is related to or gives rise to an obligation to investigate, monitor or remediate under Environmental Law, or (ii) any cost or expense relating to or arising from any change in use of a facility of the Retained Business or acts or omissions of any Acquiror Indemnitee or other person who is not a member of the Newco Group after the Time of Contribution which increase the scope of any required containment, removal, response, remediation, clean-up or abatement or otherwise increase the liability of Newco hereunder.

          (e) Unless the Company or the appropriate Retained Subsidiary shall have made a good faith determination that a particular Indemnifiable Loss relating to or arising from a Criminal Matter is not eligible for treatment as an allowable overhead cost or other allowable cost (in which case, the Company or the appropriate Retained Subsidiary may request Newco to indemnify, defend and hold it harmless without complying with the following additional procedures), Newco shall have no obligation to indemnify, defend or hold harmless any Acquiror Indemnitee hereunder in respect of an Indemnifiable Loss arising from or relating to a Criminal Matter unless (i) the Company or the appropriate Retained Subsidiary has submitted a claim for such Indemnifiable Loss as an allowable overhead cost or other allowable cost in connection with relevant Government Contracts and used its reasonable best efforts to obtain a favorable determination of such claim, (ii) such claim has been disallowed based on an act or omission by the Company or its Subsidiaries prior to the Effective Time, (iii) the Company or the appropriate Retained Subsidiary has given Newco prompt notice of such disallowance and (iv) Newco has been permitted, at its own expense, to direct and control the appeal of such disallowance until finally determined pursuant to one or more final and nonappealable orders, decrees or judgments or by one or more settlement agreements approved by Newco and the Company, such approval not to be unreasonably withheld by the Company. Newco's obligation to indemnify Acquiror Indemnitees for Criminal Matters pursuant to Section 2.1(a)(vi) shall be limited to amounts paid for fines or penalties and reasonable attorneys' and accountants' fees and expenses that are not allowable or that are not allowed as an overhead cost or other allowable cost in connection with a Government Contract. Any Criminal Matter for which indemnification may be sought pursuant to Section 2.1(a)(vi) shall be a Third Party Claim for purposes of this Agreement.

          2.4. Certain Limitations. (a) The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses or other liability. Any indemnifying party hereunder shall be subrogated to the rights of the Indemnitee upon payment in full of the amount of the relevant Indemnifiable Loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. If any Indemnitee recovers an amount from a third party in respect of an Indemnifiable Loss for which indemnification is provided in this Agreement after the full amount of such Indemnifiable Loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such Indemnifiable Loss and the amount received from the third party exceeds the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the indemnifying party the excess (if any) of (A) the sum of the amount theretofore paid by the indemnifying party in respect of such Indemnifiable Loss plus the amount received from the third party in respect thereof, less (B) the full amount of such Indemnifiable Loss or other liability.

          (b) The amount of any Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement or any other amounts payable or reimbursable by one party to another under this Agreement shall be increased or decreased to take account of any net Tax (as defined in the Tax Allocation Agreement) cost or any net Tax benefit in a manner analogous to that described in Section 6.6 of the Tax Allocation Agreement.

          2.5. Limitation on Newco's Indemnification Obligation under
Section 2.1(a)(iv). (a) Newco shall not have any liability under Section 2.1(a)(iv) unless the aggregate of all Indemnifiable Losses for which Newco would, but for this Section 2.5, be liable under Section 2.1(a)(iv) exceeds on a cumulative pre-tax basis an amount equal to $20,000,000 (the "Basket Amount"); provided, however, that (i) if Indemnifiable Losses for which Newco would, but for this Section 2.5, be liable under Section 2.1(a)(iv) as a result of the breach of or the inaccuracy in any representation or warranty which arises from a particular state of facts or event exceed $5,000,000 on a pre-tax basis, Newco shall be liable under Section 2.1(a)(iv) for the entire amount of such Indemnifiable Losses, and such Indemnifiable Losses shall not be taken into account in calculating whether Newco's cumulative liability under
Section 2.1(a)(iv) had exceeded the Basket Amount or the Threshold Amount (as defined below), and (ii) if the aggregate of all Indemnifiable Losses for which Newco would, but for this Section 2.5, be liable under Section 2.1(a)(iv) exceeds on a cumulative pre-tax basis the Basket Amount, Newco's liability under Section 2.1(a)(iv) shall be equal to $10,000,000 (the "Threshold Amount") plus any Indemnifiable Losses under Section 2.1(a)(iv) in excess of $20,000,000.

          (b) Newco shall not have any liability under Section 2.1(a)(iv) with respect to the breach of or inaccuracy in any representation or warranty which arises from a particular state of facts or event if the Indemnifiable Losses resulting therefrom are less than $250,000 on a pre-tax basis, and such Indemnifiable Losses shall not be taken into account in calculating whether Newco's cumulative liability under Section 2.1(a)(iv) had exceeded the Basket Amount or the Threshold Amount.

          (c) No Indemnifiable Losses actually paid by Newco pursuant to any provision other than Section 2.1(a)(iv) and no Indemnifiable Losses relating to or arising from a Preexisting Environmental Condition or a Criminal Matter for which Newco is not yet obligated to provide indemnity pursuant to
Section 2.1(a)(v) or Section 2.1(a)(vi) shall be deemed to be an Indemnifiable Loss relating to or arising from a breach of or inaccuracy in a representation or warranty of the Company contained in the Merger Agreement for purposes of determining whether the aggregate amount of Indemnifiable Losses relating to or arising from breaches of or inaccuracies in such representations or warranties exceeds the Basket Amount or the Threshold Amount. Newco shall not have any liability under Section 2.1(a)(iv) with respect to the breach of or inaccuracy in any representation or warranty unless notice of any such breach or inaccuracy is given pursuant to Section 2.3 prior to the expiration of the survival period provided in the Merger Agreement for the relevant representation or warranty.

          2.6 Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, the Tax Allocation Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

                                  ARTICLE III

                                OTHER AGREEMENTS

          3.1. Transfer Taxes. Newco and Acquiror shall comply with
Section 2.2(h) of the Merger Agreement.

          3.2. Conduct of Environmental Insurance Coverage Claims. (a) Pursuant to the Distribution Agreement, the Company will retain as part of the Retained Assets the Environmental Coverage Claims (as defined below) to the extent that they have not been resolved prior to the time of Contribution. As used herein, "Environmental Coverage Claims" shall mean all existing and future claims, as the same may be amended from time to time, by the Company against any and all insurance companies that have provided (or that the Company or Newco alleges have provided) to the Company, its predecessors or its or their affiliates, insurance coverage in respect of environmental matters as the same may relate to the businesses of the Company, its predecessors or its or their affiliates as now or previously owned or operated (including without limitation any discontinued or divested operations, including Divested Businesses) at any time prior to the Effective Time, including without limitation the claims asserted in the action against Aetna Casualty et al. filed in the Superior Court of California for Los Angeles County and any other claims that may be asserted by or on behalf of the Company against any provider or alleged provider of insurance coverage for such environmental matters for any period prior to the Effective Time. The Company agrees to use diligent efforts to prosecute the Environmental Coverage Claims in accordance with this Section 3.2 until the same are finally determined pursuant to one or more final and nonappealable orders, decrees or judgments by a court of competent jurisdiction or by one or more settlement agreements approved by Newco in its sole discretion. The Company agrees (i) that Newco and such legal counsel as Newco may from time to time designate shall have the exclusive right to control and to direct the prosecution of all Environmental Coverage Claims (it being understood and agreed that in connection with the prosecution or settlement of any Environmental Coverage Claims, Newco may in its sole discretion agree on behalf of the Company to surrender, cancel or otherwise limit any related insurance policies or coverages thereunder in whole or in part or as to any particular business, property, period or event), (ii) to make available such personnel, records and other resources in its possession or reasonably accessible to it as shall be reasonably required by Newco or its counsel to support the prosecution of the Environmental Coverage Claims, and (iii) except as may otherwise be required by law or judicial process, not to make any admission in respect of the Environmental Coverage Claims or take any action in respect thereof without the prior written consent of Newco. The Company shall pay to Newco any and all amounts received by it in respect of the Environmental Coverage Claims as and when the same are received, provided that the Company shall be entitled to retain that portion of the amount, if any, received in respect of the Environmental Coverage Claims as the Company shall be required to pay and/or credit to the United States Government in accordance with the agreement to be entered into between the Company and the appropriate United States Government contracting officer referred to in Section 3.2(b).

          (b) If, at the Time of Contribution, the Company has reached an agreement with the appropriate government contracting officer on the amount required to be paid to the United States Government in respect of the Environmental Coverage Claims but such amount has not been paid and/or credited in full by the Company, then Newco shall remit the unpaid balance to the Company on or before the date that payment is required to be made and/or credited by the Company to the United States Government. The Company agrees that if, at the Time of Contribution, the Company has not entered into such an agreement with the appropriate government contracting officer, Newco and such legal counsel as Newco may from time to time designate shall have the exclusive right to control and to direct the negotiation of such agreement. The Company shall enter into any such agreement with the appropriate United States Government contracting officer which Newco may recommend, provided that Newco pays to the Company on or before the date that payment is required to be made and/or credited by the Company to the United States Government an amount equal to the excess, if any, of the amount that the Company is required to pay and/or credit to the United States Government over the amount received by the Company after the Effective Time in respect of the Environmental Coverage Claims that has not previously been remitted to Newco.

          (c) Newco shall be solely responsible for and shall pay directly the fees and expenses (including legal fees and expenses) of pursuing the Environmental Coverage Claims and shall reimburse the Company periodically for any support or other services provided at Newco's request in respect of the Environmental Coverage Claims in an amount equal to the Company's costs thereof determined in accordance with cost accounting standards applicable to Government Contracts.

          (d) Taxes on amounts received and Tax benefits and Tax costs in respect of amounts paid and/or credited with respect to the Environmental Coverage Claims and the related agreement with the United States Government shall be allocated between the Company and Newco in the manner set forth in
Section 5.5 of the Tax Allocation Agreement.

          3.3. Agreements with Respect to Acquiror Common Stock Received by Newco Savings Plans. (a) Acquiror and the Newco Savings Plan and any other savings plan sponsored or maintained by Newco or any of its Affiliates (the "Savings Plans") shall cooperate with each other in supplying such information as may be necessary for any of such parties to complete and file any information reporting forms presently or hereafter required by the SEC or any commissioner or other authority administering the "blue sky" or securities laws of any jurisdiction where the shares of Acquiror Common Stock received by the Savings Plans in the Merger (the "Shares") are proposed to be sold which are required to be filed as a condition to the availability of an exemption from registration or qualification of an offer or sale of the Shares under the Securities Act, or any such "blue sky" or securities laws.

          (b) Until the earlier of two years from the Effective Time or the sale by the Savings Plans of all Shares, Acquiror shall file in a timely manner all reports contemplated by Rule 144 (c)(1) under the Securities Act as satisfying the condition that adequate public information with respect to Acquiror is available.

          (c) The provisions of this Section 3.3 shall not be applicable if Newco or the Company has obtained a "No-Action" letter or other written advice from the staff of the SEC that the Savings Plans may sell the Shares publicly at any time after the Effective Time without limitation in terms of the volume of Shares that may be sold, the manner in which the Shares may be sold and the information that must be publicly available with respect to Acquiror in order to permit such sale and without any requirement that the Savings Plans file any notice of sale of Shares or intention to sell Shares with the SEC other than any filings required pursuant to Section 13(d) of the Exchange Act in respect of the beneficial ownership by the Savings Plans of Acquiror Common Stock. Newco agrees to use its reasonable best efforts to obtain such "No-Action" letter or other written advice.

          3.4. Transitional Arrangements. Concurrently herewith Newco, the Company and Acquiror will enter into an agreement with respect to certain transitional arrangements (the "Transition Agreement") in conformity with the Outline of Terms set forth as Schedule 3.4 and such other transitional arrangements as shall be mutually agreed upon.

          3.5. Insurance. (a) Except as otherwise specifically provided in any Reorganization Agreement or the Transition Agreement, with respect to any loss, liability or damage with respect to the Retained Assets arising out of events occurring prior to the Time of Contribution (other than any loss, liability or damage arising out of or relating to any Environmental Coverage Claims) for which Newco or any of its Subsidiaries would be entitled to assert a claim for recovery under any third-party "occurrence basis" policy of insurance maintained prior to the Time of Contribution ("Occurrence Basis Insurance") in accordance with the terms thereof, at the request of Acquiror, Newco will use reasonable efforts in asserting, or to assist Acquiror in asserting, claims under such Occurrence Basis Insurance with respect to such loss, liability or damage; provided that (i) all of Newco's costs and expenses incurred in connection with the foregoing are promptly paid by Acquiror, (ii) Newco and its Subsidiaries may, at any time, without liability or obligation to Acquiror, amend, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Insurance (and such claims shall be subject to any such amendments, buy-outs, extinguishments and modifications) and (iii) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Newco or any of its Subsidiaries or Affiliates in respect thereof.

          (b) Except as otherwise specifically provided in any Reorganization Agreement or the Transition Agreement, with respect to any loss, liability or damage with respect to the Contributed Assets arising out of events occurring prior to the Time of Contribution (other than any loss, liability or damage arising out of or relating to any Environmental Coverage Claims) for which the Company or any of the Retained Subsidiaries would be entitled to assert a claim for recovery under any Occurrence Basis Insurance in accordance with the terms thereof, at the request of Newco, Acquiror will use reasonable efforts in asserting, or to assist Newco in asserting, claims under such Occurrence Basis Insurance with respect to such loss, liability or damage; provided that (i) all of Acquiror's costs and expenses incurred in connection with the foregoing are promptly paid by Newco, (ii) Acquiror and its Subsidiaries may, at any time, without liability or obligation to Newco, amend, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Insurance (and such claims shall be subject to any such amendments, buy-outs, extinguishments and modifications) and (iii) such claims shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Acquiror or any of its Subsidiaries or Affiliates in respect thereof.

          3.6. DOE Contracts. As soon as practicable following the Effective Time, Newco and the Company shall take such actions as shall be consistent with the advance agreements referred to in Section 9.1(e) of the Distribution Agreement.

          3.7. Reorganization Expenses. Except as otherwise expressly provided in the Reorganization Agreements (including but not limited to the last sentence of Section 2.2(b) of the Merger Agreement and Sections 2.2(h), 4.1(p), 4.2(j) and 5.13 of the Merger Agreement and Section 5.3 of the Distribution Agreement), Acquiror and Newco (and not the Company) shall be responsible for and agree to pay all reorganization expenses of the Company directly related to the Contribution, the Distribution and the Merger in accordance with
Schedule 3.7
hereto, provided that the Company may, prior to the Effective Time, pay any such expenses that are otherwise the responsibility of Newco.

          3.8. Conduct of Health Care Claims Audit. (a) Pursuant to the Distribution Agreement, Newco will receive as part of the Contributed Assets the Health Care Claims (as defined below). As used herein, "Health Care Claims" shall mean all existing and future claims arising out of audits of health care claims paid by the Company for any period prior to the Effective Time made by the Company (or if after the Effective Time, Newco) against any and all health care administrators ("Health Care Administrators") that have provided to the Company, its predecessors or its or their affiliates, health care administration services in respect of the employees of the Company, its predecessors or its or their affiliates as now or previously owned or operated (including without limitation any discontinued or divested operations, including Divested Businesses) at any time prior to the Effective Time, including, without limitation, the claims asserted in the pending audits of Metropolitan Insurance Company for the years 1993-1994 and Value Rx Pharmacy Program, Inc. for the years 1993-1995 and any other claims that may be asserted by or on behalf of the Company (or if after the Effective Time, Newco) against any Health Care Administrator for any period prior to the Effective Time. Newco agrees to use diligent efforts to prosecute the Health Care Claims in accordance with this Section 3.8 until the same are finally settled by Newco in its sole discretion. The Company agrees (i) that Newco shall have the exclusive right to control and to direct the audit of the Health Care Administrators and the negotiation of all settlements of the Health Care Claims, (ii) to make available such personnel, records and other resources in its possession or reasonably accessible to it as shall be reasonably required by Newco to support the prosecution of the Health Care Claims and (iii) not to make any admission or settlement in respect of the Health Care Claims or take any action in respect thereof without the prior written consent of Newco. Newco shall pay to the Company as and when the same are received by Newco an equitable allocation of the net proceeds from settlement of the Health Care Claims.

          (b) Newco shall be solely responsible for and shall pay directly the fees and expenses (including legal fees and expenses) of pursuing the Health Care Claims and shall reimburse the Company periodically for any support or other services provided at Newco's request in respect of the Health Care Claims in an amount equal to the Company's costs thereof determined in accordance with cost accounting standards applicable to Government Contracts.

          (c) Taxes on amounts received and Tax benefits and Tax costs in respect of amounts paid and/or credited with respect to the Health Care Claims and the related agreement with the United States Government shall be allocated between the Company and Newco in the manner set forth in Section 5.5 of the Tax Allocation Agreement.

          3.9. Guaranty of Acquiror. Acquiror, for itself and its successors in interest and assigns, hereby unconditionally and irrevocably guarantees to Newco and its successors in interest and assigns the full and faithful performance and observation by the Company under the Reorganization Agreements (other than the Merger Agreement) and the Transition Agreement of all covenants, conditions and agreements (other than any indemnification obligations of the Company in respect of Retained Assets or Retained Liabilities) in the Reorganization Agreements (other than the Merger Agreement) and the Transition Agreement to be performed and observed by the Company after the Effective Time without requiring any notice of nonpayment, nonperformance or nonobservance or proof of notice or demand whereby to charge Acquiror therefor, all of which Acquiror hereby expressly waives. This is a continuing guaranty and shall remain in effect notwithstanding any bankruptcy, reorganization or insolvency of the Company, or any successor in interest or assignee thereof, or any disaffirmance or abandonment by a trustee thereof. Acquiror hereby waives notice of acceptance of this Guaranty. Acquiror hereby agrees to indemnify, defend and hold harmless Newco for all Indemnifiable Losses, as incurred, relating to or arising from any breach or inaccuracy in the representations and warranties contained in Sections 4.2(j) and 4.2(d)(iii) of the Merger Agreement. Effective as of the Effective Time, Acquiror will execute and deliver guarantees of the Company's performance and obligations under the Designated Contracts set forth in Schedule 2.1(a)(viii) to the counterparties on such Contracts.

          3.10. Payments Adjustments to Contribution. It is the intention of the parties to this Agreement that payments and asset transfers made by the parties to each other after the Effective Time pursuant to the Reorganization Agreements are to be treated as relating back to the Contribution as an adjustment to the assets and liabilities contributed thereunder, and the parties shall take positions consistent with such intention with any Taxing Authority (as defined in the Tax Allocation Agreement), unless with respect to any payment any party receives an opinion of counsel to the effect that there is no substantial authority for such a position.

                                   ARTICLE IV

                           MISCELLANEOUS AND GENERAL

          4.1. Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

          4.2. Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No waiver will be effective hereunder unless it is in writing. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

          4.3. Counterparts. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          4.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          4.5. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to any other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other nationally reputable next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (a)   If to Newco:

                     NEW ROCKWELL INTERNATIONAL CORPORATION
                     2201 Seal Beach Boulevard
                     Seal Beach, California 90740-8250
                     Attention:  William J. Calise, Jr., Esq.
                                 Senior Vice President,
                                 General Counsel and Secretary
                     Telecopy:   (310) 797-5687

               (b)   if to Acquiror, the Company or Sub:

                     BOEING NA, INC.
                     c/o The Boeing Company
                     P.O. Box 3707
                     M/S 13-08
                     Seattle, WA 98124-2207
                     Attention:  Theodore J. Collins, Esq.
                                 Vice President & General Counsel
                     Telecopy:   (206) 544-4900

          4.6. Entire Agreement. The Reorganization Agreements (including the Annexes and Schedules thereto), the Transition Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

          4.7. Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

          4.8. Assignment. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion, except that any party hereto may assign any of its rights hereunder to a successor to all or any part of its business. Except as aforesaid, any such conveyance, assignment or transfer without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

          4.9. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          4.10. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          4.11. No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article II hereof shall inure to the benefit of Indemnitees and the provisions of Section 3.3 shall inure to the benefit of the Savings Plans.

          4.12. Consent to Jurisdiction. Each of the Company, Acquiror and Newco irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the State of California, San Francisco County and (ii) the United States District Court for the Northern District of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of the Company, Acquiror and Newco further agrees that service of any process, summons, notice or document hand delivered or sent by registered mail to such party's respective address set forth in Section 4.5 will be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Company, Acquiror and Newco irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the State of California, San Francisco County or (ii) the United States District Court for the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                    ROCKWELL INTERNATIONAL CORPORATION

                                    By: /s/ WILLIAM J. CALISE, JR.
                                        --------------------------------
                                        Name:   William J. Calise, Jr.
                                        Title:  Senior Vice President

                                    THE BOEING COMPANY

                                    By: /s/ PHILIP M. CONDIT
                                        --------------------------------
                                        Name:   Philip M. Condit
                                        Title:  President and Chief
                                                Executive Officer

                                    NEW ROCKWELL INTERNATIONAL CORPORATION

                                    By: /s/ WILLIAM J. CALISE, JR.
                                        --------------------------------
                                        Name:   William J. Calise, Jr.
                                        Title:  Senior Vice President

                                    BOEING NA, INC.

                                    By: /s/ BOYD E. GIVAN
                                        -------------------------------
                                        Name:  Boyd E. Givan
                                        Title: Director